Exhibit 10.4

As of July 17, 2012

Mr. Steven Clifton

Dear Steven,

This letter confirms your offer to the position of General Counsel with Health Management in Naples, Florida, effective August 20, 2012 (“the Effective Date”). Components of your offer include:

•	Your annual salary will be $450,000.

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Eligibility for the Incentive Compensation Plan, which pays you a bonus of up to one hundred percent (100%) of your base salary, dependent upon the company’s performance against its fiscal year’s goals. The Bonus will be paid according to the Terms & Condition of the Incentive Compensation Plan.

•	Relocation bonus of $20,000, paid upon hire.

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In order to compensate you for the value associated with the outstanding equity awards issued by your prior employer that will be forfeited upon your commencement of employment with Health Management and to incent you to remain employed with Health Management during your initial transition period, we will pay you a bonus of $235,000 on the one-year anniversary of the Effective Date, provided that you remain in continuous employment with Health Management through such date.

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As a courtesy, we will pay you not later than March 15, 2013, an amount equal to $47,020 to compensate you for the anticipated cost of temporary living expenses and other relocation expenses incurred during 2012. We will also pay you not later than December 31, 2013, an amount equal to $20,000 to compensate you for the anticipated temporary living expenses and other relocation expenses incurred from January 1, 2013 through March 31, 2013. If you leave Health Management’s employ prior to the first anniversary of the Effective Date, you agree to repay Health Management for all unamortized amounts expended relating to your relocation. Further, to effectuate repayment, you agree, consent to and authorize Health Management to recoup (without judicial or administrative processes) said unamortized amounts by debiting your final pay check and any and all incentive compensation which may be owed to you.

•	Eligibility for the Long Term Incentive Plan equivalent to 125% of your salary; according to the terms and conditions of the plan that are subject to change.

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Upon employment, you will receive 60,000 shares of stock; discretionary or cash equivalent. The price of the shares will be determined by the closing price of the stock on the date you commence employment.

•	You are entitled to country club dues of $3,000 a year, which will be added to your base pay; and you will receive a $1,000 monthly automobile allowance, which also is added to your base pay.

•	You will be entitled to the Supplemental Retirement Plan according to the terms and conditions of the plan.

•	The parties agree and acknowledge that this letter does not constitute a contract of employment for a term of years. The relationship between the parties is an employment at-will.

Enclosed are several forms we need you to sign and return to my attention as soon as possible. Please sign the acknowledgment below and return one copy of this letter to me for our files. Also, your signature on this letter gives our company permission to verify information you have provided regarding employers, education and any job-related assessments.

Steven, l look forward to working with you at Health Management. Your leadership and experience will be a tremendous asset to us as we move the company forward. Please feel free to contact me if you have any questions regarding this letter.

Sincerely,

Patrick Lombardo

Senior Vice President, Human Resources

Acknowledgment	/s/ Steven Clifton